EXHIBIT 10.24

KEMPHARM, INC.

NON-EMPLOYEE DIRECTOR CASH STIPEND COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of KemPharm, Inc. (the “Company”) (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Cash Stipend Compensation Policy for his or her Board service following the closing of the initial public offering (the “Offering”) of the Company’s common stock (the “Common Stock”). This Non-Employee Director Cash Stipend Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the Offering (the date of such execution being referred to as the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $25,000

b.	Lead Independent Director of the Board Service Retainer (in addition to Eligible Director Service Retainer): $15,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $2,500

b.	Chairman of the Compensation Committee: $2,500

c.	Chairman of the Nominating and Corporate Governance Committee: $0

1.